Exhibit 99.1

3 Bethesda Metro Center, Suite 1200, Bethesda, MD 20814
PH 301.941.1500, FX 301.941.1553
www.lasallehotels.com

News Release

LASALLE HOTEL PROPERTIES REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS
Company achieves highest-ever ADR, Occupancy, RevPAR and Hotel EBITDA Margin

BETHESDA, MD, February 19, 2014 -- LaSalle Hotel Properties (NYSE: LHO) today announced results for the quarter and year ended December 31, 2013. The Company’s results include the following:

	Fourth Quarter		Year-to-Date
	2013	2012	2013	2012
	($'s in millions except per share/unit data)

Portfolio excluding Park Central Hotel
RevPAR	$157.05	$149.24	$167.39	$158.48
RevPAR growth	5.2%		5.6%
Hotel EBITDA Margin	29.9%		32.3%
Hotel EBITDA Margin growth	142bps		84bps

Entire Portfolio (Including Park Central Hotel)
RevPAR	$163.96	$158.78	$167.62	$163.10
RevPAR growth	3.3%		2.8%
Hotel EBITDA Margin	30.6%		32.2%
Hotel EBITDA Margin growth	20bps		19bps

Total Revenue	$252.0	$215.7	$977.3	$867.1
EBITDA(1)	$68.6	$62.3	$290.7	$253.5
Adjusted EBITDA(1)	$72.9	$62.2	$300.1	$263.2
FFO(1)	$51.5	$41.4	$215.2	$169.6
Adjusted FFO(1)	$55.8	$41.3	$224.6	$179.3
FFO per diluted share/unit(1)	$0.50	$0.47	$2.21	$1.97
Adjusted FFO per diluted share/unit(1)	$0.55	$0.47	$2.30	$2.08
Net income attributable to common shareholders	$14.7	$10.0	$71.0	$45.1
Net income attributable to common shareholders per diluted share	$0.14	$0.11	$0.73	$0.52

(1) See tables later in press release, which list adjustments that reconcile net income to earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA, funds from operations ("FFO"), FFO per share/unit, adjusted FFO, adjusted FFO per share/unit and Hotel EBITDA. EBITDA, adjusted EBITDA, FFO, FFO per share/unit, adjusted FFO, adjusted FFO per share/unit and Hotel EBITDA are non-GAAP financial measures. See further discussion of these non-GAAP measures and reconciliations to net income later in this press release.

Fourth Quarter Results and Activities

Results excluding Park Central Hotel

▪
RevPAR excluding Park Central Hotel: Room revenue per available room (“RevPAR”) for the quarter ended December 31, 2013 increased 5.2 percent to $157.05, as a result of a 3.3 percent increase in average daily rate (“ADR”) to $212.21 and a 1.9 percent increase in occupancy to 74.0 percent.

▪	Hotel EBITDA Margin excluding Park Central Hotel: The Company’s hotel EBITDA margin for the fourth quarter was 29.9 percent, a 142 basis point improvement compared to the comparable prior year period.

Entire Portfolio Results

▪
RevPAR: RevPAR for the quarter ended December 31, 2013 increased 3.3 percent to $163.96, as a result of a 2.5 percent increase in ADR to $218.55 and a 0.7 percent increase in occupancy to 75.0 percent.

▪	Hotel EBITDA Margin: The Company’s hotel EBITDA margin for the fourth quarter was 30.6 percent, a 20 basis point increase compared to the comparable prior year period.

▪
Adjusted EBITDA: The Company’s adjusted EBITDA was $72.9 million, an increase of 17.2 percent over the fourth quarter of 2012. During the fourth quarter of 2013, the Company’s financial results were impacted by $3.3 million of EBITDA displacement from the Park Central and WestHouse renovation project.

▪
Adjusted FFO: The Company generated fourth quarter adjusted FFO of $55.8 million, or $0.55 per diluted share/unit, compared to $41.3 million or $0.47 per diluted share/unit for the comparable prior year period.

▪
Capital Markets: During the fourth quarter 2013, the Company sold 7,705,000 common shares of beneficial interest, including the exercise of the underwriters’ option to purchase additional shares, at a public offering price of $30.05 per share, resulting in net proceeds of $228.4 million.

▪
Capital Investments: The Company invested $34.6 million of capital in its hotels, much of which pertained to the continuation of the Park Central Hotel and WestHouse renovation in New York City. During the fourth quarter, the Company also completed a guestroom renovation at Viceroy Santa Monica. Renovations were commenced at Onyx Hotel in Boston, Hilton Alexandria Old Town, as well as Hotel George and Donovan House in Washington, DC.

▪	Dividends: On December 13, 2013, the Company declared a fourth quarter 2013 dividend of $0.28 per common share of beneficial interest.

“We were pleased to complete 2013 with another quarter of strong results, topping off a successful year for the Company” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “LaSalle had a solid year operationally and with respect to acquisitions and capital markets activities. We achieved new portfolio records for ADR, Occupancy, RevPAR and hotel EBITDA margins. As a result, our corporate adjusted EBITDA grew 14 percent during 2013 and AFFO per share was up 11 percent.”

“We opportunistically issued preferred equity at 6.375% and achieved the lowest coupon on record for a lodging REIT,” he continued. “We also made meaningful acquisitions in the high-barrier-to-entry, high-demand markets of San Francisco and Key West.”
“During the last quarter of 2013, we completed our renovation of Park Central Hotel and the creation of WestHouse. We are ecstatic about the product we have to offer at both hotels. The project was transformational and we are very encouraged about the assets’ prospects for growth.”
“As we look to 2014, we started the year strong by extending the maturities and lowering interest costs with respect to our $750.0 million revolver and $300.0 million term loan. Furthermore, we have the ability to expand those instruments by $500.0 million, collectively, providing additional capacity to execute our business plan going forward.”
“Our industry continues to operate in a favorable environment, with an improving economy, continued lodging industry demand growth and limited supply growth. We continue to make impactful investments in our hotel portfolio and are positioned to deliver another year of solid results.”

Full Year 2013 Results and Activities

Results excluding Park Central Hotel

▪	RevPAR: RevPAR increased 5.6 percent to $167.39, as a result of a 3.1 percent increase in occupancy to 80.0 percent and a 2.4 percent increase in ADR to $209.19.

▪	Hotel EBITDA Margin: The Company’s hotel EBITDA margin was 32.3 percent, which represents an improvement of 84 basis points compared to 2012.

Entire Portfolio Results

▪
RevPAR: RevPAR increased 2.8 percent to $167.62, as a result of a 2.7 percent increase in ADR to $211.52 and a 0.1 percent increase in occupancy to 79.2 percent. In 2013, the Company achieved its highest-ever reported ADR, Occupancy and RevPAR.

▪	Hotel EBITDA Margin: The Company’s hotel EBITDA margin was 32.2 percent, which was its highest-ever reported margin and represents an improvement of 19 basis points compared to 2012.

▪
Adjusted EBITDA: The Company’s adjusted EBITDA was $300.1 million, an increase of 14.0 percent over 2012. During 2013, the Company’s financial results were impacted by $11.3 million of EBITDA displacement from the Park Central and WestHouse renovation project.

▪	Adjusted FFO: The Company generated adjusted FFO of $224.6 million, or $2.30 per diluted share/unit, an increase of 10.6 percent over the prior year.

▪	Acquisitions: The Company invested $303.8 million to acquire four assets. The 2013 acquisitions include the following:

•	Hotel Triton and Harbor Court Hotel, both in San Francisco, CA for $47.8 million on August 1;

•	Serrano Hotel in San Francisco, CA for $71.5 million on August 21; and

•	Southernmost Hotel Collection in Key West, FL for $184.5 million on August 27.

▪	Capital Markets: The Company completed several capital markets initiatives during 2013 including the following:

•	During first quarter 2013, the Company sold 4,400,000 Series I Cumulative Redeemable Preferred Shares at a 6.375 percent coupon, resulting in proceeds of $110.0 million.

•	During the second quarter 2013, the Company redeemed 4,000,000 Series G Cumulative Redeemable Preferred Shares, which were subject to a 7.25 percent coupon.

•	During May 2013, the Company sold 721,706 common shares through its ATM program for net proceeds of $19.7 million.

•
During the fourth quarter 2013, the Company sold 7,705,000 common shares of beneficial interest, including the exercise of the underwriters’ option to purchase additional shares, at a public offering price of $30.05 per share, resulting in net proceeds of $228.4 million.

▪
Capital Investments: The Company invested $119.4 million of capital in its hotels throughout the year, completing the Park Central and WestHouse renovation in Manhattan, the renovation of Hotel Monaco San Francisco, Hotel Madera in Washington, DC, Hotel Deca in Seattle and the Viceroy Santa Monica. The Company’s 2013 capital expenditures include $57.8 million of costs for the Park Central and WestHouse project. The Company’s capital investments also include the commencement of the renovation of the Onyx Hotel in Boston, Hilton Alexandria Old Town, as well as Hotel George and Donovan House in Washington, DC.

Balance Sheet

As of December 31, 2013, the Company had total outstanding debt of $1.3 billion, including $220.0 million outstanding on its senior unsecured credit facility. Total net debt to trailing 12 month Corporate EBITDA (as defined in the Company’s senior unsecured credit facility) was 3.9 times as of December 31, 2013 and its fixed charge coverage ratio was 3.4 times. For the fourth quarter, the Company’s weighted average interest rate was 3.7 percent. As of December 31, 2013, the Company had $13.4 million of cash and cash equivalents on its balance sheet and capacity of $552.1 million available on its credit facilities.

Subsequent Events

In January 2014, the Company refinanced $1.05 billion of debt, reducing the interest cost on its $750.0 million revolver and $300.0 million five-year term loan. The maturities were extended to January 2019, including two six-month extension options for the revolver, subject to certain conditions. The revolver and term loan include accordion features which, subject to certain conditions, entitle the Company to request additional lender commitments, allowing for total commitments up to $1.05 billion for the revolver and $500.0 million for the term loan.

The interest rate for the new revolver is based on a pricing grid with a range of 170 to 245 basis points over LIBOR, based on the Company’s leverage ratio and is currently LIBOR plus 170 basis points, or 1.86 percent. Pricing for the term loan is LIBOR plus 160 to 235 basis points, based on the Company’s leverage ratio. The term loan remains swapped, locking in LIBOR through August 2017, resulting in a current interest rate of 2.38 percent.

On February 10, 2014, the mezzanine loan on Casa del Mar and Shutters on the Beach was repaid by the borrower. The Company received repayment of the principal amount, which was $72.0 million. The Company acquired the mezzanine loan on July 13, 2012 for $67.4 million. Inclusive of interest payments, the Company’s net profit on its investment was $14.7 million, over 19 months, which represented a 14.2 percent unleveraged IRR. Proceeds from the repayment were used to reduce the outstanding balance on the Company’s revolver.

Hotel Vitale

The Company is under contract to purchase the leasehold interest in Hotel Vitale in San Francisco, CA for $130.0 million. Hotel Vitale is a 200-room hotel located on the Embarcadero. Closing of this transaction is subject to City of San Francisco, as landlord, approving the assignment of the ground lease. The 2014 outlook excludes this potential acquisition.

2014 Outlook

The Company is providing its 2014 outlook, which is based on an economic environment that continues to improve and assumes no acquisitions and no capital markets activities. The acquisition of Hotel Vitale is not included in the 2014 outlook. The Company’s RevPAR growth and financial expectations for 2014 are as follows:

	Current Outlook
	Low-end	High-end
	($'s in millions except per share/unit data)
RevPAR growth	5.0%	8.5%
Hotel EBITDA Margins	32.5%	33.5%
Hotel EBITDA Margin Change	0 Bps	100 Bps

Adjusted EBITDA	$320.0	$340.0
Adjusted FFO	$238.0	$259.0
Adjusted FFO per diluted share/unit	$2.28	$2.48
Capital Expenditures	$110.0	$130.0

Note: For comparison purposes, the RevPAR outlook for the portfolio excluding Park Central is 3.0 to 6.0 percent.

Other Assumptions

•	The Casa Del Mar and Shutters on the Beach mezzanine loan payoff results in EBITDA reduction of $6.3 million from 2013 to 2014; and

•	Income taxes increase to a normalized run rate of $8.0 - $10.0 million compared to $0.5 million in 2013.

First Quarter 2014 Outlook

Due to the difficult comparison resulting from the presidential inauguration in Washington, DC last year, the Company expects first quarter RevPAR to increase 2.0 percent to 5.0 percent. The Company expects its portfolio to generate adjusted EBITDA of $42.5 million to $45.5 million and adjusted FFO per share/unit of $0.29 to $0.32.

Earnings Call

The Company will conduct its quarterly conference call on Thursday, February 20, 2014 at 11:00 AM eastern time. To participate in the conference call, please dial (866) 598-9773. Additionally, a live webcast of the conference call will be available through the Company’s website. To access, log on to http://www.lasallehotels.com. A replay of the conference call will be archived and available online through the Investor Relations section of http://www.lasallehotels.com.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns 45 hotels. The properties are upscale, full-service hotels, totaling approximately 11,400 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Commune Hotels and Resorts, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words “will,” "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. Forward-looking statements in this press release include, among others, statements about the closing of the purchase of Hotel Vitale, outlook for RevPAR, adjusted FFO, adjusted EBITDA and derivations thereof. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # #
Additional Contacts:
Bruce A. Riggins or Kenneth G. Fuller - 301/941-1500
For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com

LASALLE HOTEL PROPERTIES
Consolidated Statements of Operations and Comprehensive Income
(in thousands, except share data)
(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Hotel operating revenues:
Room	$171,748	$146,015	$667,444	$595,330
Food and beverage	63,285	54,008	238,682	210,306
Other operating department	15,229	14,405	63,230	56,510
Total hotel operating revenues	250,262	214,428	969,356	862,146
Other income	1,781	1,236	7,937	4,929
Total revenues	252,043	215,664	977,293	867,075
Expenses:
Hotel operating expenses:
Room	45,766	38,361	170,555	150,564
Food and beverage	43,984	38,406	165,855	149,894
Other direct	5,279	4,935	22,445	20,778
Other indirect	62,341	54,276	237,386	212,001
Total hotel operating expenses	157,370	135,978	596,241	533,237
Depreciation and amortization	36,809	31,452	143,991	124,363
Real estate taxes, personal property taxes and insurance	14,751	11,621	53,374	44,551
Ground rent	2,582	1,975	11,117	8,588
General and administrative	5,777	5,134	22,001	19,769
Acquisition transaction costs	(41)	441	2,646	4,498
Other expenses	5,443	626	9,361	3,017
Total operating expenses	222,691	187,227	838,731	738,023
Operating income	29,352	28,437	138,562	129,052
Interest income	2,467	2,397	9,679	4,483
Interest expense	(14,999)	(14,505)	(57,516)	(52,896)
Income before income tax benefit (expense)	16,820	16,329	90,725	80,639
Income tax benefit (expense)	2,011	(2,142)	(470)	(9,062)
Net income	18,831	14,187	90,255	71,577
Net income attributable to noncontrolling interests:
Noncontrolling interests in consolidated entities	(9)	0	(17)	0
Noncontrolling interests of common units in Operating Partnership	(60)	(57)	(303)	(281)
Net income attributable to noncontrolling interests	(69)	(57)	(320)	(281)
Net income attributable to the Company	18,762	14,130	89,935	71,296
Distributions to preferred shareholders	(4,107)	(4,166)	(17,385)	(21,733)
Issuance costs of redeemed preferred shares	0	0	(1,566)	(4,417)
Net income attributable to common shareholders	$14,655	$9,964	$70,984	$45,146

LASALLE HOTEL PROPERTIES
Consolidated Statements of Operations and Comprehensive Income - Continued
(in thousands, except share data)
(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2013	2012	2013	2012
Earnings per Common Share - Basic:
Net income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.14	$0.11	$0.73	$0.52
Earnings per Common Share - Diluted:
Net income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.14	$0.11	$0.73	$0.52
Weighted average number of common shares outstanding:
Basic	101,585,583	87,186,328	97,041,484	85,757,969
Diluted	101,820,954	87,325,471	97,228,671	85,897,274

Comprehensive Income:
Net income	$18,831	$14,187	$90,255	$71,577
Other comprehensive income (loss):
Unrealized gain (loss) on interest rate derivative instruments	2,120	775	12,375	(7,759)
Comprehensive income	20,951	14,962	102,630	63,818
Comprehensive income attributable to noncontrolling interests:
Noncontrolling interests in consolidated entities	(9)	0	(17)	0
Noncontrolling interests of common units in Operating Partnership	(65)	(62)	(340)	(257)
Comprehensive income attributable to noncontrolling interests	(74)	(62)	(357)	(257)
Comprehensive income attributable to the Company	$20,877	$14,900	$102,273	$63,561

LASALLE HOTEL PROPERTIES
FFO and EBITDA
(in thousands, except share/unit data)
(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income attributable to common shareholders	$14,655	$9,964	$70,984	$45,146
Depreciation	36,706	31,326	143,560	123,809
Amortization of deferred lease costs	86	100	355	371
Noncontrolling interests:
Noncontrolling interests in consolidated entities	9	0	17	0
Noncontrolling interests of common units in Operating Partnership	60	57	303	281
FFO	$51,516	$41,447	$215,219	$169,607
Pre-opening, management transition and severance expenses	4,693	(93)	6,420	1,447
Preferred share issuance costs	0	0	1,566	4,417
Acquisition transaction costs	(41)	441	2,646	4,498
Non-cash ground rent	324	112	1,305	454
Mezzanine loan discount amortization	(669)	(583)	(2,524)	(1,074)
Adjusted FFO	$55,823	$41,324	$224,632	$179,349
Weighted Average number of common shares and units outstanding:
Basic	101,881,883	87,482,628	97,337,784	86,054,269
Diluted	102,117,254	87,621,771	97,524,971	86,193,574
FFO per diluted share/unit	$0.50	$0.47	$2.21	$1.97
Adjusted FFO per diluted share/unit	$0.55	$0.47	$2.30	$2.08

	For the three months ended		For the year ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income attributable to common shareholders	$14,655	$9,964	$70,984	$45,146
Interest expense	14,999	14,505	57,516	52,896
Income tax (benefit) expense	(2,011)	2,142	470	9,062
Depreciation and amortization	36,809	31,452	143,991	124,363
Noncontrolling interests:
Noncontrolling interests in consolidated entities	9	0	17	0
Noncontrolling interests of common units in Operating Partnership	60	57	303	281
Distributions to preferred shareholders	4,107	4,166	17,385	21,733
EBITDA	$68,628	$62,286	$290,666	$253,481
Pre-opening, management transition and severance expenses	4,693	(93)	6,420	1,447
Preferred share issuance costs	0	0	1,566	4,417
Acquisition transaction costs	(41)	441	2,646	4,498
Non-cash ground rent	324	112	1,305	454
Mezzanine loan discount amortization	(669)	(583)	(2,524)	(1,074)
Adjusted EBITDA	$72,935	$62,163	$300,079	$263,223
Corporate expense	7,842	6,618	29,112	23,621
Interest and other income	(4,037)	(3,526)	(16,340)	(9,212)
Hotel level adjustments, net	(146)	8,203	(1,082)	25,068
Hotel EBITDA	$76,594	$73,458	$311,769	$302,700
With respect to Hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.
Hotel EBITDA includes all properties owned as of December 31, 2013 for the Company's period of ownership in 2013 and the comparable period in 2012. The above numbers exclude partial ownership for the month of August for Serrano and Southernmost.

LASALLE HOTEL PROPERTIES
Hotel Operational Data
Schedule of Property Level Results
(in thousands)
(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Room	$171,748	$166,327	$666,633	$649,884
Food and beverage	63,284	61,480	238,502	237,060
Other	15,249	13,784	62,662	58,322
Total hotel revenues	250,281	241,591	967,797	945,266

Expenses:
Room	45,766	43,282	170,405	163,796
Food and beverage	43,984	43,676	165,727	167,936
Other direct	5,173	4,990	21,961	21,739
General and administrative	20,494	20,209	76,636	74,220
Sales and marketing	15,994	15,748	63,298	62,072
Management fees	8,770	8,819	32,830	32,107
Property operations and maintenance	8,910	9,103	33,483	33,862
Energy and utilities	6,488	6,352	25,846	25,817
Property taxes	13,160	11,530	48,174	44,188
Other fixed expenses	4,948	4,424	17,668	16,829
Total hotel expenses	173,687	168,133	656,028	642,566

Hotel EBITDA	$76,594	$73,458	$311,769	$302,700

Hotel EBITDA Margin	30.6%	30.4%	32.2%	32.0%
Note:
This schedule includes operating data for all properties owned as of December 31, 2013 for the Company's period of ownership in 2013 and the comparable period in 2012. The above numbers exclude partial ownership for the month of August for Serrano and Southernmost. Palomar DC, L'Auberge, Liberty, Harbor Court, Triton, Serrano, and Southernmost are shown in 2012 for their comparative period of ownership in 2013. Hotel EBITDA margin is calculated by dividing hotel EBITDA for the period by the total hotel revenues for the period.

LASALLE HOTEL PROPERTIES
Statistical Data for the Hotels
(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2013	2012	2013	2012
Total Portfolio
Occupancy	75.0%	74.5%	79.2%	79.2%
Increase	0.7%		0.1%
ADR	$218.55	$213.14	$211.52	$206.03
Increase	2.5%		2.7%
RevPAR	$163.96	$158.78	$167.62	$163.10
Increase	3.3%		2.8%

Note:
This schedule includes operating data for all properties owned as of December 31, 2013 for the Company's period of ownership in 2013 and the comparable period in 2012. The above numbers exclude partial ownership for the month of August for Southernmost.

Non-GAAP Financial Measures
FFO, EBITDA and Hotel EBITDA
The Company considers the non-GAAP measures of FFO (including FFO per share/unit), EBITDA and hotel EBITDA to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO, EBITDA and hotel EBITDA to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties, impairment write-downs and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization (excluding amortization of deferred finance costs) and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.
With respect to FFO, the Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization, and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.
With respect to EBITDA, the Company believes that excluding the effect of non-operating expenses and non-cash charges, and the portion of these items related to unconsolidated entities, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrues directly to common shareholders.
With respect to hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.
FFO, EBITDA and hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, EBITDA and hotel EBITDA are not measures of the Company's liquidity, nor are FFO, EBITDA and hotel EBITDA indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO, EBITDA and hotel EBITDA may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.
Adjusted FFO and Adjusted EBITDA
The Company presents adjusted FFO (including adjusted FFO per share/unit) and adjusted EBITDA, which adjusts for certain additional items including gains on sale of property and impairment losses (to the extent included in EBITDA), acquisition transaction costs, costs associated with the departure of executive officers, costs associated with the recognition of issuance costs related to the calling of preferred shares and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, EBITDA, and hotel EBITDA, the Company’s calculation of adjusted FFO and adjusted EBITDA may be different from similar adjusted measures calculated by other REITs.